UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 25, 2025

bioAffinity Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41463	46-5211056
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3300 Nacogdoches Road

Suite 216

San Antonio, Texas 78217

(210) 698-5334

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.007 per share	BIAF	The Nasdaq Stock Market LLC
Tradeable Warrants to purchase Common Stock	BIAFW	The Nasdaq Stock Market LLC

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 25, 2025, bioAffinity Technologies, Inc. (the “Company”) entered into a warrant inducement agreement (the “Inducement Agreement”) with certain holders (the “Holders”) of the Company’s warrants to purchase shares of the Company’s common stock, par value $0.007 per share (the “Common Stock”), issued in a private placement offering that closed on October 21, 2024 (the “October Warrants”) and a private placement offering that closed on August 5, 2024 (the “August Warrants” and, together with the October Warrants, collectively, the “Existing Warrants”). Pursuant to the Inducement Agreement, the Holders of the Existing Warrants agreed to exercise for cash (i) October Warrants to purchase an aggregate of up to 1,302,082 shares of Common Stock (the “October Warrant Shares”), at the reduced exercise price of $0.58 per share and August Warrants to purchase an aggregate of up to 1,136,391 shares of Common Stock (the “August Warrant Shares” and, together with the October Warrant Shares, the “Existing Warrant Shares”), at the reduced exercise price of $0.58 per share. The transactions contemplated by the Inducement Agreement (the “Warrant Inducement”) were consummated on February 26, 2025 (the “Closing Date”). The Company received aggregate gross proceeds of approximately $1.4 million, before deducting advisory fees and other expenses payable by the Company.

In consideration of the Holders’ immediate exercise of the Existing Warrants in accordance with the Inducement Agreement, the Company issued unregistered Common Stock Purchase Warrants (the “New Warrants”) to purchase an aggregate of up to 2,926,166 shares of Common Stock (120% of the number of Existing Warrant Shares issued upon exercise of the Existing Warrants) (the “New Warrant Shares”) to the Holders of the Existing Warrants.

The August Warrant Shares have been registered pursuant to a registration statement on Form S-1 (File No. 333-282045), which was declared effective by the Securities and Exchange Commission (the “SEC”) on September 19, 2024, and the October Warrant Shares have been registered pursuant to a registration statement on Form S-1 (File No. 333-283521), which was declared effective by the SEC on December 6, 2024.

The Company agreed in the Inducement Agreement to file a registration statement to register the resale of the New Warrant Shares (the “Resale Registration Statement”) as soon as practicable (and in any event within 45 calendar days following the date of the Inducement Agreement), and to use commercially reasonable efforts to have the Resale Registration Statement declared effective by the SEC and to keep such registration statement effective at all times until the Holders no longer own any New Warrants or New Warrant Shares.

The Company expects to use the net proceeds from these transactions for working capital and other general corporate purposes.

WallachBeth Capital, LLC acted as the financial advisor (the “Financial Advisor”) on a “reasonable best efforts” basis, in connection with the Warrant Inducement to a letter of engagement, dated February 25, 2025, by and between the Company and the Financial Advisor (“Letter of Engagement”). Pursuant to the Letter of Engagement, the Financial Advisor received a cash fee of 8.0% of the aggregate gross proceeds paid to the Company for the securities sold in the Warrant Inducement and reimbursement of certain out-of-pocket expenses up to a maximum of $55,000. As additional compensation to the Financial Advisor in connection with the Warrant Inducement, the Company agreed to issue to the designees of the Financial Advisor, warrants (“Advisor Warrants”) to purchase an aggregate of 87,785 shares of Common Stock (the “Advisor Warrant Shares”), which is equal to approximately 3.0% of the number of New Warrant Shares issued in the offering, at an exercise price per share equal to $0.85, which is equal to the exercise price of the New Warrants. The Advisor Warrants have substantially the same terms as the New Warrants, except that they are immediately exercisable and expire on the five-year anniversary of the date of issuance. In addition, pursuant to the terms of the Letter of Engagement: (a) the Financial Advisor has the right of first refusal for a period of six (6) months after the Closing Date to participate in each and every future public and private equity and debt offerings of the Company, or any successor to or any subsidiary of the Company in any U.S. stock exchange during such six (6) month period, and (b) if the Company, within twelve (12) months after the Closing Date, effects a sale of any securities or warrant inducement with an investor that the Financial Advisor introduced to the Company by direct meeting or presentation, the Company paid to the Financial Advisor the same cash discount and issued to the Financial Advisor warrants exercisable for such number of shares equal to 3.0% of the securities issued in such offering upon the completion of such transaction.

Terms of the New Warrants

The New Warrants have an exercise price of $0.85 per share, subject to adjustment as provided in the New Warrants, will be exercisable at any time on or after the date on which the Company receives stockholder approval of the exercisability of the New Warrants and the issuance of the New Warrant Shares upon exercise thereof (the “Stockholder Approval Date”) and have a term of exercise of five (5) years from the Stockholder Approval Date.

If at any time after the later of (i) the six-month anniversary of the Closing Date, and (ii) the Stockholder Approval Date, a registration statement registering the issuance of the New Warrant Shares under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the New Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the New Warrants.

The exercise price of the New Warrants, and the number of New Warrant Shares, are subject to adjustment in the event of any stock dividend or split, reverse stock split, recapitalization, reorganization or similar transaction, as described in the New Warrants. The Company may also at any time during the term of the New Warrants, subject to the prior written consent of the holder, voluntarily reduce the then current exercise price to any amount and for any period of time, subject to the rules and regulations of Nasdaq.

A holder will not have the right to exercise any portion of the New Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

In the event of a Fundamental Transaction (as such term is defined in the New Warrants), then the successor entity will succeed to, and be substituted for the Company, and may exercise every right and power that the Company may exercise and will assume all of its obligations under the New Warrants with the same effect as if such successor entity had been named in the warrant itself. If holders of Common Stock are given a choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the New Warrants following such Fundamental Transaction. In addition, the successor entity, at the request of holders of New Warrants, will be obligated to purchase any unexercised portion of the New Warrants in accordance with the terms thereof. Notwithstanding the foregoing, in the event of a Fundamental Transaction, the holders of the New Warrants have the right to require the Company or a successor entity to redeem the New Warrants for cash in the amount of the Black Scholes Value (as defined in the New Warrants) of the unexercised portion of the New Warrants concurrently with or within 30 days following the consummation of a Fundamental Transaction. However, in the event of a Fundamental Transaction which is not in the Company’s control, including a Fundamental Transaction not approved by the Company’s board of directors, the holders of the New Warrants will only be entitled to receive from the Company or its successor entity the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the New Warrant that is being offered and paid to the holders of Common Stock in connection with the Fundamental Transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of Common Stock are given the choice to receive alternative forms of consideration in connection with the Fundamental Transaction.

Except as otherwise provided in the New Warrants or by virtue of such holder’s ownership of shares of Common Stock, the holder of the New Warrants will not have the rights or privileges of a holder of Common Stock, including any voting rights, until the holder exercises such warrant.

The New Warrants and the New Warrant Shares described herein are being issued in a private placement and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are instead being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

The foregoing summaries of each of the New Warrants, the Advisor Warrants and the Inducement Agreement, do not purport to be complete and are qualified in their entirety by reference to the definitive transaction documents, copies of which are attached hereto as Exhibits 4.1, 4.2, and 10.1, respectively, and are each incorporated herein by reference.

The Company notes that the representations, warranties and covenants made by the Company in any agreement that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements. In addition, the assertions embodied in any representations, warranties and covenants contained in such agreements may be subject to qualifications with respect to knowledge and materiality different from those applicable to security holders generally. Moreover, such representations, warranties or covenants were accurate only as of the date when made, except where expressly stated otherwise. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of the Company’s affairs at any time.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state or jurisdiction in which this offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure regarding the New Warrants, the New Warrant Shares, the Advisor Warrants and the Advisor Warrant Shares set forth under Item 1.01 is incorporated by reference into this Item 3.02. The New Warrants, the New Warrant Shares, the Advisor Warrants and the Advisor Warrant Shares are being issued in a private placement transaction and have not been registered under the Securities Act and may not be sold in the United States absent registration or an applicable exemption from the registration requirements.

Item 3.03. Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of this Current Report on Form 8-K, the information contained in Item 1.01 of this Current Report on Form 8-K and Exhibit 10.1 to this Current Report on Form 8-K regarding the Existing Warrants are incorporated herein by reference.

Item 8.01. Other Events.

On February 25, 2025, the Company issued a press release announcing the transactions contemplated pursuant to the Inducement Agreement. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
4.1	Form of New Warrant
4.2	Form of Advisor Warrant
10.1	Form of Warrant Inducement Agreement
99.1	Press release issued by bioAffinity Technologies, Inc. on February 25, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

bioAffinity Technologies, Inc.

By:	/s/ Michael Edwards
Michael Edwards
Chief Financial Officer

Dated: February 26, 2025